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                Special Expiration Price Options Master Agreement

CDC Securities ("CDCS"), as agent for CDC Derivatives Inc., a United States Broker-Dealer that is registered with and regulated by the U.S. Securities and Exchange Commission (the "Issuer"), anticipates entering into one or more Special Expiration Price Options ("Options" or "Special Expiration Price Options") with the party specified as Purchaser on the signature page hereto (the "Purchaser" or "you"). This Master Agreement sets forth the terms and conditions under which the Issuer will sell such Options to you. Each Special Expiration Price Option you purchase will be confirmed by a transaction confirmation (each a "Confirmation") that will contain the specific terms of that particular option, as set forth in greater detail in Section 2 below. Any Special Expiration Price Option you purchase will be subject to all of the general terms and conditions set forth in this Master Agreement, all the specific terms contained in the related Confirmation and the Client Agreement you enter with CDCS. In the event of any conflict between the terms of this Master Agreement and the Client Agreement, the terms of this Master Agreement shall govern.

        1. ORAL AND WRITTEN AGREEMENTS ARE BINDING. We may agree orally or in writing to enter into, exercise, or amend any Option, and such oral or written agreements will be binding on both of us, subject to the qualifications set forth in Section 2 below. Any other amendments or modifications must be in writing as specified in Section 25.

        2. CONFIRMATIONS, WORKSHEETS AND PERIODIC REPORTS. CDCS, as agent for Issuer, will deliver to you by fax or email a confirmation, and a worksheet each time a Special Expiration Price Option is established, or modified as set forth in Section 17 resulting in a change to either the Special Expiration Price, Special Expiration Allowance, any Exercise Price, the Expiration Date, Amortizable Premium, Unamortizable Premium, or Contingent Premium, detailing the Option Terms and any additional terms with respect to a relevant Option that you and Issuer have agreed upon. You will also be sent a Confirmation and a worksheet following any full or partial exercise, or when the Option is cashed-in, canceled, terminated or expires. If you believe that such confirmation does not accurately reflect the agreement between us, you must notify CDCS as agent for Issuer immediately, and in any event before the next Trading Day. ABSENT SUCH TIMELY NOTIFICATION, THE CONFIRMATION AND IF, APPLICABLE, WORKSHEET WILL BE DEEMED TO ACCURATELY REFLECT OUR AGREEMENT. In the event of a discrepancy or alleged discrepancy, you and Issuer agree that the taped or electronic records of your communications maintained by Issuer or its agent (and made reasonably available to you) will constitute dispositive evidence of the agreement between you and Issuer.

        CDCS, as agent for Issuer, also will deliver to you periodic reports that reflect the Market Value of the Option based on the prices determined in accordance with the method described in Section 7(b) below in the Primary Trading Market for the Reference Asset on the close of business on the current Trading Day, gains and losses on the Option, current strike prices, Amortizable Premium, Unamortizable Premium, and other relevant information relating to the period covered by the report. If the Reference Asset is a basket or index, the periodic report will include prices of each instrument in the basket or index and the weight of each instrument

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relative to the basket or index. Copies of such periodic reports maintained by
CDCS will be the official record of activity of the Option, unless you promptly notify CDCS, as agent for Issuer, of any discrepancies, in which case the official record may be supplemented as required to resolve any such discrepancy.

        3. SPECIFIC TERMS WE WILL AGREE ON WHEN ENTERING INTO AN OPTION. When entering into an Option you and we will agree on the following terms (the "Option Terms"):

               (a) The "Reference Asset", which is the stipulated financial instrument(s) underlying an Option, and the number of units of such Reference Asset. The Reference Asset could be, but is not limited to, U.S. or foreign equity securities, fixed income instruments, currencies, indices, baskets of financial instruments, commodities, derivative instruments, oan combination of the aforementioned. In the event of a Pair Option (as defined below), the Reference Asset will be divided into two parts, one consisting of the financial instruments underlying the call portion of the Pair Option (the "Pair Long Portfolio") and one underlying the put portion of the Pair Option (the "Pair Short Portfolio").

               (b) Whether the relevant Special Expiration Price Option shall constitute a right to buy (such right a "call", and the Option a "Call Option"), sell (such right a "put" and the Option a "Put Option"), or simultaneously buy and sell (such Option a "Pair Option") units of the Reference Asset;

               (c) Whether the Option is "American Style" that may be exercised on any Trading Day prior to the Scheduled Expiration Date, or "European Style", that may only be exercised on the Scheduled Expiration Date. Any Option, whether American Style or European Style, will be cancelled before its full term in the event of a Special Expiration Event, absent a Mark-to-Market as described in
Section 7 below, and may be terminated following an Early Termination Event. Unless otherwise agreed at the time we enter into the Option, the Option shall be American Style.

               (d) The "Exercise Price", which is the reference price against which the value of the Option will be measured upon exercise, cash-in, expiration, or termination. The Exercise Price of the Option will be either (i) the average net market price (net of any fees) at wIssue purchases or sells the underlying Reference Asset or derivative instrument in establishing Issuer's hedge positions for the Option, or (ii) a price determined pursuant to a method agreed to between you and Issuer at the time of entering into the Option. If the Reference Asset underlying the Option is a basket or index, the Exercise Price will be aggregate of the average net market prices at which Issuer purchases or sells each of the financial instruments included in the Reference Asset to establish a hedge.

               (e) The "Special Expiration Price" or, in the event of a Pair Option, the "Special Expiration Allowance", that will be used in determining whether a Special Expiration Event has occurred, as set forth in Section 7. Unless otherwise agreed (i) the Special Expiration Price will be calculated in terms of a percentage of the Exercise Price (for example 5% below the


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Exercise Price for a Call Option or 3% above the Exercise Price for a Put
Option); and (ii Special Expiration Allowance for a Pair Option will be calculated as an aggregate of the amount below the Exercise Price for the Pair Long Portfolio and an amount above the Exercise Price for the Pair Short Portfolio. Both the Special Expiration Price and Special Expiration Allowance, will be expressed as a dollar amount, rounded to the nearer penny. The Special Expiration Price and the Special Expiration Allowance may be subject to further terms and conditions mutually agreed upon by you and Issuer.

               (f) The "Mark-to-Market Continuation Premium", which is the premium you must pay as specified in Section 7 to avoid cancellation and "mark-to-market" the Option to following a Special Expiration Event. The Mark-to-Market Continuation Premium is not amortized over the life of the Option. Unless otherwise agreed at the time you agree the Option to be "marked-to-market," the Continuation Premium will be equal to the difference between the Current Market Price of the Reference Asset and the Special Expiration Price plus an additional 0.5% of the Exercise Price in the case of a Put Option or a Call Option, or plus an additional 0.5% of the greater of the Exercise Price relating to the Pair Long Portfolio or the Exercise Price relating to the Pair Short Portfolio in the case of a Pair Option.

               (g) The "Amortizable Premium", which is a premium that is amortized at the Amortization Rate on a daily basis over the life of the Option. The Amortizable Premium is due and payable on the Business Day after the Option is issued, and any portion of the Amortizable Premium that has not been amortized at the time the Option expires, is cashed-in, exercised or terminated will be returned to you. The Amortizable Premium will be expressed as a percentage of the aggregate market value of the Reference Asset units underlying the Option. The dollar amount of the Amortizable Premium is calculated by multiplying the agreed upon percentage by the costs of the aggregate units of the Reference Asset underlying the Option. For example, if the average cost of the applicable Reference Asset (for purposes of this example, consisting of a single stock) is $31 per share, the dollar amount of a 9% Amortizable Premium on one twelve month call option contract on 100 shares would be $279 (9% of $3100).

               (h) The "Amortization Rate" at which the Amortizable Premium will amortize, expressed as an actual over actual percentage rate.

               (i) The "Unamortizable Premium", which is an additional premium related to the aggregate market value of the underlying Reference Asset at the time the Option is issued. The Unamortizable Premium is due and payable on the Business Day after the Option is issued. The Unamortizable Premium will be used to offset any transaction costs or losses incurred by Issuer in liquidating the hedge following exercise, cash-in, cancellation, expiration, or termination of the Option. In the event the Option is exercised or expires, Issuer will return any unused portion of the Unamortizable Premium to you promptly after the hedge has been liquidated. In the event the Option is cancelled, Issuer may, at its discretion, return any unused portion of Unamortizable Premium to you promptly after the hedge has been liquidated. CDCS, as agent for Issuer, will deliver to you a closing confirmation that reflects the liquidation price(s) with respect to the hedge and the amount of the Unamortizable Premium used to offset Issuer's


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liquidation costs or losses, if any. Unless otherwise agreed at the time the
Option is entered into, the Unamortizable Premium will be zero.

               (j) The "Contingent Premium", which is an additional premium due on the Business Day following the cancellation or expiration of the Option in the event the Option is either cancelled or allowed to expire worthless by the Purchaser. It can be either a fixed dollar amount or a percentage of the market value of the underlying Reference Asset. Issuer may, at its discretion, determine that an amount less than the originally negotiated Contingent Premium, if any, is due or return any portion of the Contingent Premium that Issuer deems appropriate when the Option is cancelled or expires. Unless otherwise agreed at the time the Option is entered into, the Contingent Premium will be zero.

               (k) Any "Hedging Fees", which are fees agreed upon by you and Issuer that Issuer may charge you for establishing any hedge in connection with entering into or modifying an Option, or for liquidating any hedge upon the exercise, termination, cash-in, or eof an Option (but not if the Option is cancelled). The portion of such fees relating to the establishment of a hedge will be reflected in the Exercise Price of the Option. The portion of such fees relating to the liquidation of a hedge will be reflected in the final Market Value of the Option.

               (l) The "Scheduled Expiration Date", which is the date on which an Option that has not previously been exercised, cancelled, cashed-in, or terminated will either be automatically exercised or expire worthless. Such Option will be automatically exercised if, at 3:00 P.M. Eastern Time on the Scheduled Expiration Date (the "Scheduled Expiration Time"), the Market Value of such Option (as defined in Section 6(d)) is greater than zero (referred ta "in-the-money"). In all other circumstances, such Option will expire worthless.

        4. EXERCISE and UNWIND ("CASH-IN"). (a) Any Option that is "in the money" and that has not previously been cancelled, exercised, cashed-in, terminated, or expired will be automatically exercised at the Scheduled Expiration Time. An American Style Option that has not previously been cancelled, exercised, cashed-in, terminated, or expired may be exercised prior to the Scheduled Expiration Date, in whole or in part (except for Pair Options, which only may be exercised in their entirety), by providing notice as set forth in Section 5 below. Unless otherwise specified in such notice, an exercise notice will be deemed effective when given, if the notice is given prior to 3:00 P.M. Eastern Time on any Business Day, and otherwise on the opening of business on the next following Business Day.

               (b) Subject to Issuer's approval, which may be withheld in its sole discretion, you may unwind ("cash-in") an Option that has not previously been cancelled, exercised, cashed-in, terminated, or expired, by providing notice as set forth in Section 5 below. Unless you and Issuer agree otherwise, the Settlement for a cashed-in Option will be the same as for a cash-settled Option.

        5. EXERCISE, CASH-IN, AND MARK-TO-MARKET NOTICES. (a) Any notice of exercise, cash-in or agreement to pay the Mark-to-Market Continuation Premium must


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be made to Joseph Vencil, Michael Pantoliano, Matt Demm, or Ursula Anders at
CDCS, prior to 3:00 P.M. Eastern Time, using one of the following phone numbers:

               PHONE:  (212) 891-5750 or (800) 232-1135

               No notice of exercise, cash-in or agreement to pay the Mark-to-Market Continuation Premium will be deemed to be given until you notify CDCS, as agent for Issuer, by telephone as described above, regardless of whether Issuer or CDCS has received a facsimile notification.

               (b) Issuer may change the notice provisions of this Section 5 at any time by sending a written notice via fax or email to the address you most recently provided to CDCS, and any such change will be effective three Business Days after being sent by Issuer or CDCS, as agent for Issuer.

        6. SETTLEMENT. (a) If the Option is physically settled, settlement will take place 3 Trading Days following the date on which the Option was exercised by (i) the Physically Settling Party delivering the relevant Reference Asset underlying the exercised portion of the Option to the other party against payment of the Exercise Price, and (ii) Issuer returning the remaining portion of the Amortizable Premium, plus any unused portion of the Unamortizable Premium to you. The "Physically Settling Party" will be Issuer with respect to the long portfolio portion of a Pair Option or where the relevant Option is a Call Option, and it will be you with respect to the short portfolio portion of a Pair Option or where the relevant Option is a Put Option.

               (b) If any portion of an Option is cash-settled, Issuer will promptly proceed to liquidate its hedge relating to the exercised portion of the Option. Settlement will take place one Trading Day following the day on which such liquidation is complete by Issuer paying the Market Value relating to the exercised portion of the Option to you in readily available fto the account set forth on the signature page hereof or pursuant to such other payment instructions as provided by you to CDCS, as agent for Issuer, prior to settlement.

              (c) All payments will be made in U.S. dollars unless another currency is specified in the initial Option Confirmation.

              (d) The "Market Value" of a Special Expiration Price Option is as follows:

                      (i) For a Put Option, the Market Value is equal to the sum of the following, if positive: (A) the Exercise Price less the Current Market Price for the underlying Reference Asset, (B) the remaining portion of the Amortizable Premium, and (C) any unused portion of the Unamortizable Premium. Otherwise the Market Value is Zero.

                       (ii) For a Call Option, the Market Value is equal to the sum of the following, if positive: (A) the Current Market Price of the underlying Reference Asset less the Exercise Price, (B) the remaining portion of the Amortizable Premium, and


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        (C) any unused portion of the Unamortizable Premium. Otherwise the
        Market Value is Zero.

                      (iii) For a Pair Option, the Market Value is the sum of the following, if positive: (A) the Current Market Price of the Pair Long Portfolio less the Exercise Price of the Pair Long Portfolio, (B) the Exercise Price of the Pair Short Portfolio less the Current Market Price of the Pair Short Portfolio, (C) the remaining portion of the Amortizable Premium, and (D) any unused portion of the Unamortizable Premium. Otherwise the Market Value is Zero.

        The "Current Market Price" is calculated by Issuer based on the price it actually receives or pays for the underlying Reference Asset in liquidating its hedge following exercise, cash-in or termination of the Option. If Issuer is unable to liquidate its hedge for any reason, or in the case of a cash-settled Option the agreed-upon formula cannot be applied, Issuer will determine the Current Market Price based on the closing prices in the Primary Trading Market for the Reference Asset or, if no trading market exists, based on a reasonable method of appraising the value of the Reference Asset.

        7. SPECIAL EXPIRATION. (a) The Special Expiration Options will be cancelled, and will become worthless, if a Special Expiration Event occurs at any time during regular business hours on any Trading Day during the life of the Option, unless you timely agree to pay, and timely pay, the Mark-to-Market Continuation Premium (such timely notice and payment referred to as a "Mark-to-Market" or simply a "mark").

                       (i) Your agreement to pay the Mark-to-Market Continuation Premium will be timely if you either (i) prior to the occurrence of a relevant Special Expiration Event instruct, either by means of standing instructions or otherwise, Issuer to Mark-to-Market the Option following such Special Expiration Event; or (ii) no later than 15 minutes after the occurrence of the relevant Special Expiration Event, notify Issuer in the manner set forth in Section 5 that you will timely pay the agreed upon Mark-to-Market Continuation Premium.

                       (ii) You must pay the Mark-to-Market Continuation Premium to CDC IXIS no later than by 4:00 P.M. Eastern Time on the Business Day following the occurrence of the relevant Special Expiration Event. Failure to make such payment may, at Issuer's sole discretion, result in immediate cancellation of the relevant Option and permits Issuer to terminate all other outstanding Options hereunder.

                       (iii) You are solely responsible for monitoring your Options, and all values and amounts relevant to determine whether a Special Expiration Event has occurred. Issuer may make a reasonable attempt at notifying you promptly if a Special Expiration Event occurs, and may specify the proposed Mark-to-Market Continuation Premium and a calculation of the proposed "mark" amount, but is not obligated to do so, and is not responsible for any failure or delay in notifying you.

                      (iv)   A "Special Expiration Event" will occur:


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                             (1) in the case of a Call Option, if the value of
                      the Reference Asset hits, or falls below, the Special Expiration Price (also referred to as a "down and out").

                             (2) In the case of a Put Option, if the value of
                      the Reference Asset hits, or exceeds the Special Expiration Price (also referred to aa "up and out").

                             (3) In the case of a Pair Option, if the amount of
                      loss in the aggregate value of the Reference Asset equals or exceeds the Special Expiration Allowance (also referred to as an "out").

              (b) Issuer will monitor the current market value of the underlying Reference Asset on the Primary Trading Market for that Reference Asset on a continuous basis during each Trading Day to determine whether a Special Expiration Event has been triggered. If the Reference Asset is a basket or an index, Issuer will calculate the current value of the Reference Asset on an aggregate basis. If the Primary Trading Market for the Reference Asset is a centralized auction "Specialist" market (e.g. the New York Stock Exchange) the current value of the Reference Asset will be determined by the price at which the Primary Trading Market reports a trade for the Reference Asset. Unless otherwise agreed between Issuer and you, if the Primary Trading Market is a multi-dealer market (e.g. NASDAQ National Market), the current value of the Reference Asset will be determined by the inside offer for the Reference Asset underlying a Put Option or comprising the Pair Short Portfolio, and the current inside bid for the Reference Asset underlying a Call Option or comprising the Pair Long Portfolio. In the case of a basket Issuer will use the appropriate method for calculating the current market value of each component of the basket, based on the market in which it trades as described above. If a Market Disruption Event occurs, Issuer will determine the value of the Reference Asset based on a reasonable appraisal method.

              (c) In the event of a Mark-to-Market, Issuer will make the following adjustments to the Option:

                      (i) for a Call Option, both the Exercise Price and the Special Expiration Price will be reduced by the paid Mark-to-Market Continuation Premium amount.

                      (ii) for a Put Option, both the Exercise Price and the Special Expiration Price will be increased by the paid Mark-to-Market Continuation Premium amount.

                      (iii) for a Pair Option, the absolute value of the Special Expiration Allowance will be increased by the paid Mark-to-Market Continuation Premium amount, the Exercise Price of the Pair Long Portfolio and the Exercise Price of the Pair Short Portfolio will be reduced and increased, respectively, so that the aggregate net change in their Exercise Prices is equivalent to the paid Mark-to-Market Continuation Premium


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        amount, and such adjustment to the Exercise Prices will be allocated on a pro-rata basis based on the relative values of the original Exercise Prices.

        8. EARLY TERMINATION EVENTS.

               (a) Each of the following events shall constitute an "Early Termination Event", provided, however, that it will not constitute an Early Termination Event if Issuer fails to pay or deliver, or Early Termination Event or other similar condition or event, as the cmay be, arises solely (i) out of a wire transfer problem or an operational or administrative eor omission (so long as the required funds or property required to make that payment or delivery were otherwise available to Issuer), or (ii) from the general unavailability of the relevant currency due to exchange controls or other similar governmental action, but in either case only if the payment or delivery is made within three Business Days after the problem has been corrected, the error or omission has been discovered or the currency becomes generally available:

                       (1) Failure to Pay or Deliver. Failure by either party to
              make, when due, any payment or delivery required under this Agreement

                      (2) Breach of Agreement. Failure by either party to comply with or perform any agreement or obligation (other than an obligation to make any payment or delivery or to give notice of an Early Termination Event) if such failure is not remedied by the fifth day after notice of such failure is given to the party;

                      (3) Misrepresentation. A representation made or repeated
               or deemed to have been made proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made;

                      (4) Bankruptcy. Either party: (i) is dissolved; (ii)
               becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation has a resolution passed for its winding-up, official management or liquidation;
               (v) seeks or becomes subject to the appointment of an administrator, liquidator, conservator, receiver, trustee custodian or other similar official; (vi) has a secured party take possession of a substantial part of its assets or has a distress, execution, attachment, or other legal process levied, enforced or sued on or against a substantial part of its assets; or (vii) causes or is subject to any event similar to those listed above; or tany action in furtherance of, or indicating its consent to, or approval of any of those acts or events.

                      (5) Merger Without Assumption. The Purchaser consolidates
               with, mergers with or into, or transfers all or substantially all its assets to, or reorganizes or reincorporates into or as, another entity and, at the time of such event, the


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               resulting, surviving or transferee entity fails to assume all of such party's obligations under this Agreement, each Confirmation, and the Client Agreement.

                      (6) Illegality; Impracticability. The occurrence of any
               event that makes it illegal or impracticable for any financial instrument that ca Reference Asset underlying any Option to be traded, bought or sold on any exchange or in any other organized market, due to any force majeure event, any change in applicable laws or regulations, or any other event that would impact the ability to transfer or hedge the Reference Asset. If such event affects one omore but not all, instruments in a larger basket or index that constitutes the Reference Asset, the Purchaser may elect (i) to terminate the Option, or (ii) to eliminate the affected instrument(s) from the basket or index and substitute another sby the Purchaser that is acceptable to Issuer. If the Purchaser elects to substitute another instrument or instruments, Issuer will adjust the Exercise Price and Special Expiration Price accordingly in a manner acceptable to Issuer and the Purchaser.

               (b) If an Early Termination Event occurs (or an event that would be an Early Termination Event with the passage of time or the giving of notice) with respect to a party, that party will, promptly upon becoming aware of it, notify the other party, specifying the nature of the event and such other information about the event as the other party may reasonably require.
The party with respect to which the Early Termination Event occurs will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and related taxes and expenses, incurred by such other party by reason oth enforcement and protection of its rights under this Agreement, or by reason of the early termination of any Option, including, but not limited to, costs of collection.

               (c) Upon the occurrence, with respect to the Purchaser, of an Early Termination Event described in SubSection (a)(4) above, all Options under this Agreement will terminate immediately upon such occurrence. Upon the occurrence of any other Early Termination Event, Issuer may, by notice to the Purchaser, terminate all Options under this Agreement, and all such Options will be terminated as of the time and date of such termination notice. With respect to each such terminated Option, the Purchaser will be entitled to the Market Value of the Option, if any, as of the date of termination. Unless you and Issuer agree otherwise, the Settlement for an Option which is terminated early will be the same as for a cash-settled Option.

        9. ADJUSTMENT EVENTS. If any takeover offer, delisting, bankruptcy, nationalization or corporate actions (such as distributions, ordinary and extraordinary dividends, reclassification of shares, merger, material asset sale) or similar event (each an "Adjustment Event") occurs, is announced, or in the reasonable opinion of Issuer is likely to occur, with respect to any issuer of the underlying Reference Asset that in Issuer's reasonable opinion could have a material effect on the nature of the Reference Asset, its volatility, their trading market or other material characteristics, Issuer may make an appropriate adjustment of the terms of the Option or may (except for an Adjustment Event arising solely due to ordinary dividends and ordinary distributions), in its sole discretion, terminate the Option.


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        10. CALCULATION OF AMOUNTS AND VALUES. Upon the occurrence of an
Adjustment Event, Issuer will determine and adjust, as applicable, the Exercise Price, the Special Expiration Price, the Special Expiration Allowance, the Market Value of the Option at the time of such Adjustment Event, the current market value of the underlying Reference Asset, and any other calculations or determinations necessary to effect the economic objectives of the Special Expiration Price Option.

        11. SET-OFF. Issuer shall be entitled to set off any amount that it owes Purchaser against any obligations Purchaser may have to it, whenever arising, including any contingent obligations. In addition, Issuer shall have any other rights which it may otherwise have by reason of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

        12. CONDITIONS PRECEDENT TO PAYMENT. Absent the occurrence of an Early Termination Event, each party's obligation to make a payment to the other party is subject to (i) the condition precedent that no Early Termination Event with respect to the other phas occurred and is continuing; and (ii) the condition precedent that the other party has made all payments due from it.

        13. DEDUCTION OR WITHHOLDING FOR TAX - GROSS-UP. All payments under this Agreement shall be subject to any required deduction or withholding for or on account of any tax.

        14. ADDITIONAL AGREEMENTS OF PURCHASER. Purchaser agrees with CDCS that, so long as either party has or may have any obligation under this Agreement:

               (a) Furnish Specified Information. Purchaser will deliver to Issuer or, where appropriate, to any relevant government or taxing authority, such financial information, legal authority information, or tax status information, as Issuer reasonably directs.

               (b) Compliance With Laws. Purchaser will comply in all material respects with all applicable laws and rules to which Purchaser may be subject.

               (c) Compliance with Representations. Purchaser will not take any action during the term of this Agreement or any Option that makes any of Purchaser's representations, warranties or agreements untrue, incorrect, or incomplete. If any of these do become untrue, incorrect, or incomplete, Purchaser will immediately give oral and written notice to Issuer.

               (d) Non-Contravention. None of Purchaser's organizational documents, or any other document or agreement governing Purchaser's conduct will prohibit, or will be amended to prohibit, Purchaser from entering into options or transactions in any cash market instruments on which any Options are based.


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        15. PURCHASER'S REPRESENTATIONS. The Purchaser represents and warrants to Issuer (which representations will be deemed to be repeated on each date an Ois purchased or is outstanding, or any payment is made with respect thereto) as follows:

               (a) The Purchaser is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing.

               (b) The Purchaser is duly authorized to execute and deliver this Agreement, to enter the Options contemplated hereunder and to perform its obligations hereunder and has taken all necessary actions to authorize such execution, delivery and performance. Such execution, delivery and performance do not violate or conflict with any law applicable to the Purchaser, any provision of its constitutional documents or any order, judgment or contractual restriction binding on or affecting it or any of its assets. The person executing this Agreement on the Purchaser's behalf is authorized to do so on its behalf.

               (c) All governmental and other consents that are required to have been obtained by the Purchaser with respect to this Agreement have been obtained and are in full force and effect.

               (d) Purchaser's obligations under this Agreement constitute its legal, vand binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy or similar laws).

               (e) There is not pending nor, to its knowledge, threatened against the Purchaser, any action, suit or proceeding before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

               (f) All applicable information that is furnished in writing by or on behalf of the Purchaser is, as of the date of the information, true, accurate and complete in every material respect.

               (g) The Purchaser is an "accredited investor" as the term is defined in Regulation D under the Securities Act of 1933, as Amended (the "Securities Act").

               (h) Purchaser is an "eligible contract participant" within the meaning of the Commodity Exchange Act, as amended.

               (i) Purchaser is entering into each Option as principal and not as agent or in any other capacity, fiduciary or otherwise and no other person has an interest herein.

               (j) The Purchaser is not, and will not become, an Affiliate (within the meaning of Rule 144 of the Securities Act, which defines an Affiliate as "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer") with respect to the issuer of any Reference Asset underlying any Option. The Purchaser does not posses any material non-public information regarding the issuer of any such Reference Asset nor did it posses any such information at the time placing any order with respect to the Option.

               (k) The Purchaser is not subject to the terms of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or materially similar provisions of any other law.

               (l) The Purchaser understands that:

                      (i) the Special Expiration Price Options are not registered under the Securities Act and can only be sold pursuant to an exemption from registration;

                       (ii) the Special Expiration Price Options are not listed
              on any stock exchange;

                       (iii) the obligations under these Options are not
              protected by any government or private entity, including the U.S. Federal Deposit Insurance Cor the Securities Investor Protection Corporation;

                       (iv) Special Expiration Options are associated with a
              high degree of risk, including the risk that they may be worthless and that the Purchaser may lose all premium payments if a Special Expiration Event is triggered at any time during the life of the Option; and

                       (v) the Securities Investor Protection Act of 1970, as
              amended, does not protect the Purchaser.

              (m) The Purchaser will not enter into a Special Expiration Price Option contract if its financial status would be materially affected by losing all of the Premium ath Unamortizable Premium for the Option.

              (n) The Purchaser's financial status is such that it has the means to exercise the Options purchased by it, should it decide to do so.

              (o) The Purchaser has considerable prior experience trading securities and is sophisticated with respect to trading options in particular, and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

               (p) The Purchaser has, (i) consulted, to the extent it deemed necessary, with independent financial, tax, and legal advisors of its own choosing and made its investment, hedging, and trading decisions with respect to each Option based solely on its own judgment and the advice of such advisors, and not obtained or relied upon any representations, assurances, or advice by Issuer or CDCS as to expected profitability, success, tax treatment or other benefits of the Option; (ii) determined that the economic terms of the Option reflect the terms of similar transactions in the relevant market; and (iii) not deemed any communication received from Issuer or CDCS, as its agent, a guarantee or assurance as to the expected results of the Option.

               (q) The Purchaser has read this letter in its entirety, understood it, and agrees to be bound by the terms and conditions set forth herein.

        16. MARKET DISRUPTION EVENTS. A "Market Disruption Event" is a suspension or material limitation on the trading of the underlying Reference Asset in the Primary Trading Market for the instrument. If Issuer determines in good faith that there has been a Market Disruption Event, Issuer may, in its discretion, postpone calculation of the Market Value of an Option until the next Business Day on which no Market Disruption Event exists. If the Market Disruption Event affects one or more, but not all, instruments in a larger basket or index that constitutes the Reference Asset, Issuer may postpone calculation of the Market Value oif it determines in good faith that the Market Disruption Event will substantially or materially affect such calculation.

        17. NEGOTIATED MODIFICATIONS OF THE OPTIONS. You and Issuer may agree from time to time to make modifications to the Options purchased by you from the Issuer pursuant to this Agreement, which modifications may include, without limitation, any changes in the composition of the Reference Asset underlying such Option, Scheduled Expiration Date, Amortizable Premium, Contingent Premium, Exercise Price, Special Expiration Price or Special Expiration Allowance. Issuer retains the sole right to accept or reject the request to make any modifications. Any modifications mutually agreed upon will be subject to the terms of this Agreement and will be reflected in a Confirmation and a worksheet.

        18. CDCS AS AGENT. You hereby acknowledge that CDCS is acting as Issuer's agent under this Agreement and each Option hereunder. CDCS will send you Confirmations, Worksheets and transaction reports on behalf of Issuer, and if you have any questions regarding this Agreement or any Option, you should direct them to CDCS. However, CDCS is not acting as a principal and bears no responsibility for Issuer's obligations under the Options.

        19. BUSINESS DAY. A "Business Day" is any day, except for Saturday and Sunday and other days on which banking institutions in the city of New York are authorized or required by law or executive order to remain closed.

        20. PRIMARY TRADING MARKET AND TRADING DAY. The "Primary Trading Market" for the underlying Reference Asset is the principal trading market for such Reference Asset or any portion thereof (as determined by the Issuer). A "Trading Day" is any day that is (or, but for the occurrence of a Market Disruption Event, would have been) a trading day in the Primary Trading Market other then a day on which trading in any such market is scheduled to close prior to its regular closing time.

        21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto. All Options are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Options.

        22. NOTICES. Except as otherwise set forth in this Agreement, notice shall mean an actual notice by telephone, facsimile and/or email. Such notice shall be deemed effective as of such time when either (i) notice has been actually delivered by telephone; (ii) where a nis sent via facsimile following reasonable efforts of a telephonic notice, at the time the facsimile machine has generated a "good transmission" report recording time and date sent and fax number of recipient; or (iii) where a notice is sent via email following reasonable efforts of a telephonic notice, at the time the email message is sent, provided that no error message to the effect that the message is not deliverable within a reasonable time after it is sent has been generated. The address for notices shall be as set out on the signature page, unless a party provides notice to the other party of different notice information with respect to it.

        23. ASSIGNMENT. Neither this Agreement nor any interest or obligation in or under this Agreement, nor any Option may be transferred by either party without the prior written consent of the other party.

        24. RECORDED CONVERSATIONS. Each party (or its agents) may electronically record any of its telephone conversations with the other party or with any of the other party's agents relating to the matters referred to in this Agreement or any Option. Each party hereby consents to such recording and understands that any such recordings may be submitted in evidence in any proceeding relating to this Agreement or any Option.

        25. AMENDMENTS. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

        26. WAIVER OF RIGHTS; REMEDIES CUMULATIVE. No failure or delay by any party in exercising any right or power hereunder or under any Option shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and rof the parties are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

        27. COUNTERPARTS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

        28. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of Issuer in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

        29. HEADINGS. The headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        30. GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

               (a) Each party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or rto this Agreement or any Option, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any Option shall affect any right that Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any Option against the Purchaser or its properties in the cof any jurisdiction.

               (b) Each party irrevocably and unconditionally waives, to the fullest eit may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Option in any court referred to in subsection (a) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

              (c) If Purchaser is not headquartered in the United States, it will mat all times a U.S. agent for service of process. Service of process on the Issuer may be accomplished by service on CDCS, as agent. Nothing in this Agreement shall affect the right of either party to serve process.

        31. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        IN WITNESS WHEREOF, the parties have executed this Special Expiration Price Options Master Agreement by their duly authorized signatories as of this 20 day of January, 2004.

ISSUER

CDC Derivatives, Inc.

   By:  CDCS, as agent


By:
   --------------------------------
   Name:
   Title:


By:
   --------------------------------
   Name:
   Title:

Issuer's Contact Information:

Attn:
      -----------------------------
Phone:
      -----------------------------
Fax:
    -------------------------------
Email:
      -----------------------------
Address:
        ---------------------------

                                            PURCHASER

                                            Wood River Partners, LP
                                            (Name of partnership or corporation)


                                             X: /s/ John H. Whittier
                                               ---------------------------------
                                               Name:  John H. Whittier
                                               Title: General Partner

                                             Purchaser's Contact Information:

                                             Attn: Carolina Stevens
                                                  ------------------------------
                                             Phone: 208-622-1646
                                                    ----------------------------
                                             Fax:   208-622-5551
                                                 -------------------------------
                                             Email: cs@woodrivercapital.com
                                                   -----------------------------
                                             Address: P.O. Box 7050
                                                     ---------------------------
                                                     100 S. Leadville, 3rd Floor
                                                     Ketchum, ID 83340